Exhibit 99.1

Geoffery Merszei to Retire After 30 Years of Service

Geoffery Merszei, executive vice president of Dow, president of Dow Europe, Middle East and Africa, and chairman of Dow Europe, has announced his retirement after 30 years of service. His retirement will be effective early in 2013.

He will relinquish his current leadership line responsibilities on August 1, 2012 and retain his chairmanship of Dow Europe externally focused on specific European issues and actions, and will continue to report to Andrew Liveris, chairman and CEO, for this leadership role.

“Geoffery has produced tremendous results and delivered exceptional leadership during his outstanding 30-years of service to our Company. He has had a distinguished record of performance around the Dow world and in numerous leadership roles and actions,” said Liveris, “His energetic style, caring and development of Dow people, and intense focus on business success will have an impact in our company for years into the future.”

Merszei, who first joined Dow in 1977, left the Company in 2001 to become Executive Vice President and Chief Financial Officer of Alcan, Inc. He returned to Dow in July 2005 as Executive Vice President and Chief Financial Officer.

Prior to accepting the position at Alcan, Merszei’s career with Dow had spanned 24 years. He joined the Company from Royal Bank of Canada in 1977 as Credit Manager for Dow Middle East/Africa based in Geneva, Switzerland and in 1980 moved to Hong Kong as Credit Manager for Dow Asia Pacific. Two years later he was named Credit and Finance Manager for the region.

In 1983, Merszei was appointed Treasurer for Dow Germany and Eastern Europe based in Frankfurt. Three years later he moved to Corporate Treasury in Midland, Michigan as Foreign Exchange Manager, before returning to Hong Kong as Director of Finance for Dow Asia Pacific in 1988.

In 1991, Merszei accepted the role of Director of Finance/Treasurer for Dow Europe based in Horgen, Switzerland, where he remained until being appointed Vice President and Treasurer of the Company and returning to Midland in 1996. He resigned from that role when he moved to Alcan in September 2001.

Prior to assuming his current role and relocating to Europe in 2009, Merszei served as a member of Dow’s Board of Directors and Chief Financial Officer from 2005 to 2009. He was also Dow’s lead director on the Board of Directors of Dow Corning Corporation; a member of the Board of Directors of Chemical Financial Corporation as well as a Trustee and Executive Committee member of the United States Council for International Business.

Merszei represents Dow in the European Chemical Industry Council (CEFIC) Board and Executive Committee. He also serves as chair of the Nomination Committee.

About Dow

Dow (NYSE: DOW) combines the power of science and technology to passionately innovate what is essential to human progress. The Company connects chemistry and innovation with the principles of sustainability to help address many of the world’s most challenging problems such as the need for clean water, renewable energy generation and conservation, and increasing agricultural productivity. Dow’s diversified industry-leading portfolio of specialty chemical, advanced materials, agrosciences and plastics businesses delivers a broad range of technology-based products and solutions to customers in approximately 160 countries and in high growth sectors such as electronics, water, energy, coatings and agriculture. In 2011, Dow had annual sales of $60 billion and employed approximately 52,000 people worldwide. The Company’s more than 5,000 products are manufactured at 197 sites in 36 countries across the globe. References to “Dow” or the “Company” mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com.